UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2007

Calpine Generating Company, LLC

CalGen Finance Corp.

(Exact name of registrants as specified in their charters)

Delaware

(State or other jurisdiction of incorporation)

Commission File Numbers:

333-117335

333-117335-40

I.R.S. Employer Identification Numbers:

77-0555128

20-1162632

50 West San Fernando Street, San Jose, California 95113

717 Texas Avenue, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrants’ telephone number, including area code: (408) 995-5115

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, on November 3, 2006, Goldendale Energy Center, LLC, an indirect wholly owned subsidiary of Calpine Generating Company, LLC (the “Company”), entered into a Membership Interests Purchase Agreement (the “MIPA”) with Puget Sound Energy, Inc. (“PSE”) to sell to PSE substantially all of the assets of the Goldendale Energy Center, a 271-MW natural gas-fired combined-cycle power plant located in Goldendale, Washington for approximately $100 million in cash plus the assumption by PSE of certain liabilities. PSE is a subsidiary of Puget Energy (NYSE:PSD), a regulated utility, providing electric and natural gas service to the Puget Sound region of western Washington.

The Company held an auction on February 5, 2007, pursuant to procedures approved by the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in which the Company’s Chapter 11 cases are pending. PSE was determined to be the successful bidder at the auction, subject to Bankruptcy Court approval. In connection with the auction process, the MIPA was amended to, among other things, increase the purchase price to $120 million in cash and provide for a purchase price adjustment in the event that the sale transaction does not close on or before February 22, 2007. An order approving the sale transaction with PSE was entered by the Bankruptcy Court on February 7, 2007, and the amended MIPA became effective on such date. Closing of the transaction is subject to certain additional conditions including receipt of any required regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE GENERATING COMPANY, LLC
CALGEN FINANCE CORP.

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Chief Financial Officer and Treasurer

Date: February 13, 2007